EXHIBIT 99.1

Radiation Therapy Services Acquires Facility Network in Michigan

- Second New Local Market Entry in 2006 -

- Significant Technology Implementation Opportunity -

          FORT MYERS, Fla., Nov. 16 /PRNewswire-FirstCall/ -- Radiation Therapy Services, Inc. (Nasdaq: RTSX), a leading operator of radiation therapy centers, announced today it has acquired a cluster network of radiation therapy treatment centers in Southeastern Michigan, collectively known as MIRO Cancer Centers and Michigan Comprehensive Cancer Institute (MIRO/MCCI), its second new local market entry in 2006. The acquisition follows the Company’s entry into the Los Angeles local market in April.

          The seven-facility network consists of two full service facilities, five satellite facilities and Certificates of Need to operate a total of eight linear accelerators. The acquisition provides the Company with a substantial opportunity to implement advanced technologies across the network. Current advanced technology used at the acquired centers consist of two IMRT-capable facilities with a utilization of less than 25% and IGRT capability that is currently limited to ultrasound technology. The Company plans to implement advanced technologies, including IMRT and x-ray based IGRT, at certain of the centers.

          The network currently treats a total of approximately 100 patients per day and the facilities generate annual global revenues of approximately $14.0 million.

          The acquisition was financed by the Company’s existing revolving credit facility and the Company did not assume any debt in the transaction. Following this transaction, the remaining availability on the credit facility totaled approximately $76 million.  Additional information on the acquisition can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission.

          As part of the acquisition, the Chief Executive of the seven acquired facilities, Dr. Farideh R. Bagne, will remain in a transitional executive management role to assist in integrating the acquired facilities into the Radiation Therapy operating structure.

          Dr. Daniel Dosoretz, President and Chief Executive Officer, said, “This acquisition is strategically significant in a number of important ways. First, it provides us with a strong and immediate presence in a new local market. The seven centers are clustered with close proximity to one another, allowing us to leverage our resources. The opportunity to implement advanced technologies across these facilities is substantial. We expect our expertise in implementing advanced technologies to give us the ability to expand the centers’ capability to treat new types of cancer across a broader patient population, which we anticipate would promote robust growth in patients treated and long-term revenues. Lastly, Michigan is a state that requires Certificate of Need to operate linear accelerators, a significant competitive barrier to entry. Eight CONs are being acquired in this transaction, which gives us a strong competitive position in this new local market.”

          About Radiation Therapy Services

          Radiation Therapy Services, Inc., which operates radiation treatment centers primarily under the name 21st Century Oncology, is a provider of radiation therapy services to cancer patients.  The Company’s 76 treatment centers are clustered into 24 local markets in 15 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Rhode Island and West Virginia.  The Company is headquartered in Fort Myers, Florida. More information about the Company can be found at its Web site www.rtsx.com. RTSXG

          This release may contain forward-looking statements about the Company’s future plans, expectations and objectives, including, but not limited to, the Company’s future plans regarding the facilities and the likelihood of future success in the new market.  Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “plan,” “believe,” “seek,” “could” and “estimate” and variations of these words and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to the Company’s ability to successfully integrate the acquired facilities, those risk factors described in the “Risk Factors” section and other information in the Company’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K, as well as the Company’s other filings with the Securities and Exchange Commission which are available on the SEC’s website at www.sec.gov.  Readers of this release are cautioned not to place undue reliance on forward-looking statements.  The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release.

          Contacts:
          Dave Koeninger
          Chief Financial Officer
          Radiation Therapy Services, Inc.
          239-931-7282
          dkoeninger@rtsx.com

          Investors/Media:
          Nick Laudico/Jason Rando
          The Ruth Group
          646-536-7030/7025
          nlaudico@theruthgroup.com
          jrando@theruthgroup.com

SOURCE  Radiation Therapy Services, Inc.
          -0-                                        11/15/2006
          /CONTACT:  Dave Koeninger, Chief Financial Officer of Radiation Therapy Services, Inc., +1-239-931-7282, dkoeninger@rtsx.com; or Investors, Nick Laudico, +1-646-536-7030, nlaudico@theruthgroup.com, or Media, Jason Rando, +1-646-536-7025, jrando@theruthgroup.com, both of The Ruth Group/
          /Web site: http://www.rtsx.com /